COMS OVEREIGN H OLDING C ORP . Free Writing Prospectus This free writing prospectus relates to the proposed public offering of 9.25% Series A Cumulative Redeemable Perpetual Prefer red Stock of COMSovereign Holding Corp. (the “Company”) that has been registered on a Registration Statement on Form S - 3 (No. 333 - 259307) (the “Registration Statement”) and should be read together with the preliminary prospectus supplement dated September 28 , 2021 related to the Registration Statement, as filed with the Securities and Exchange Commission (the “SEC”) on September 29, 20 21, which can be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1178727/000121390021050395/f424b50921_comsovereign.htm. The Company has filed the preliminary prospectus supplement with the SEC for the offering to which this communication relates . Before you invest, you should read the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on t he SEC web site at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will ar ran ge to send you the preliminary prospectus supplement if you request it by emailing prospectus@benchmarkcompany.com or Legal@COMSovereign.com. Issuer Free Writing Prospectus Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Registration Statement No. 333 - 259307 September 28, 2021

DEPLOYED GLOBALLY

COMSovereign Holding Corp. Proprietary Information 3 FORWARD LOOKING STATEMENT Certain of the information contained in this presentation may contain “forward - looking information . " Forward - looking information and statements may include, among others, statements regarding the future plans, costs, objectives or performance of COMSovereign Holding Corp . (the “Company“), or the assumptions underlying any of the foregoing . In this presentation, words such as “may,” “would,” “could,” “will,” “likely,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” and similar words and the negative form thereof are used to identify forward looking statements . Forward - looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether, or the times at or by which, such future performance will be achieved . Forward - looking statements and information are based on information available at the time and/or management’s good - faith belief with respect to future events and are subject to known or unknown risks, uncertainties, assumptions and other unpredictable factors, many of which are beyond the Company’s control . These risks, uncertainties and assumptions include, but are not limited to, those described under “Risk Factors” in the Company’s latest Annual Report on Form 10 - K, and its Quarterly Reports on Form 10 - Q, as may be amended, supplemented or superseded from time to time by other reports that the Company files with the SEC . The Company does not intend, nor does the Company undertake any obligation, to update or revise any forward - looking information or statements contained in this presentation to reflect subsequent information, events or circumstances or otherwise, except if required by applicable laws . CONNECTING TOMORROW GLOBAL SOLUTIONS MADE IN THE USA

COMSovereign Holding Corp. Proprietary Information 4 Issuer: COMSovereign Holding Corp. Security: 9.25% Series A Cumulative Redeemable Perpetual Preferred Stock Anticipated Nasdaq Symbol: COMSP Annual Dividend Amount: $2.3125 Dividend Payment Amount/Date: Monthly in the amount of $.1927 payable on or about the 20 th of each month Liquidation Preference: $25.00 Maturity/Mandatory Redemption: None Optional Redemption: At the Company’s option any time on or after ________, 2024 Use of Proceeds: Repayment of outstanding indebtedness and the balance for general corporate and working capital purposes Sole Bookrunning Manager: The Benchmark Company CONNECTING TOMORROW SUMMARY OF EXPECTED TERMS

COMSovereign Holding Corp. Proprietary Information 5 Capitalization Information As of September 27, 2021 Nasdaq Ticker COMS Share Price $1.78 Common Shares Outstanding 77.2M Market Cap $137.4M Float 23.8M Insider Holdings 33% Convertible Notes $16.8M Headquarters Dallas, TX CONNECTING TOMORROW STOCK OVERVIEW

COMSovereign Holding Corp. Proprietary Information 6 THE MADE IN AMERICA PATH TO 5G USA Built for a Global Market We are a US - based developer of 4G LTE Advanced and 5G communication systems and solutions which we sell to governments and networks worldwide. Our products include both traditional fixed networks and rapidly deployable first responder and combat ready communications networks. COMSovereign Dallas, Texas Headquarters COMSovereign Tucson, Arizona , Manufacturing Facility CONNECTING TOMORROW GLOBAL SOLUTIONS MADE IN THE USA

COMSovereign Holding Corp. Proprietary Information 7 5G is about the amount and speed of which data is transmitted and received CONNECTING TOMORROW 4 G 5G and the INTERNET OF THINGS (IOT) 5 G 5 G Network Servers Smart Health Smart Factories Smart Homes Smart Cars 4 G Fast Much Faster Speed With More Data Data Centers Smart Cities

COMSovereign Holding Corp. Proprietary Information 8 CONNECTING TOMORROW INVESTMENT HIGHLIGHTS • Significant Revenue Ramp anticipated commencing in Q4 - 2021 • Considerable potential operating leverage through consolidating acquired businesses and eliminating duplicative overhead • Proven track record of engineering breakthrough technology creating State - of - the - Art products and services • Highly experienced Management Team, Board of Directors, & Advisors • Large and growing addressable market

9 CONNECTING TOMORROW OUR NETWORKS R&D THE COMPANY OUR COMPANY COMSovereign R&D We provide fixed and rapidly deployable communications networks to the Aviation and Telecommunication markets along with the power to run them. POWER TELECOMMUNICATIONS AVIATION COMSovereign Holding Corp. Proprietary Information

COMSovereign Holding Corp. Proprietary Information 10 CONNECTING TOMORROW RAID 5G BackPack Smart Homes FeatherLite 5 G Antennas, Radios & Consumer Products Licensed Band Microwave Radios And Network Devices Unlicensed Microwave Radios 5G Deployable Devices Aerial Communication Platforms Intelligent Power Systems Aerial Communication Platforms Edge Computing Solutions Edge Computing Solutions Communication Systems OUR PRODUCTS Mission critical solutions plus the power to run them, for fixed and quickly deployable aerial surveillance and 5G network communications at anytime for any reason

COMSovereign Holding Corp. Proprietary Information 11 SOME OF OUR 700+ CUSTOMERS AND VENDORS CONNECTING TOMORROW OUR CUSTOMERS AND VENDORS

Milestone Plan www.myproject.com CONNECTING TOMORROW COMSovereign Founded Intelligent Batteries Data Center Motorsports Innovating Silicon Photonics for Telecom Next Gen Engineering for Telecom Dual Band Technologies for Telecom Microwave Radios for Telecom Tethered Drones for Surveillance and Network Comms. Rapid Prototyping and Plastic Moulding for Telecom and beyond Advanced 4gLTE and 5g Comm. Systems Intelligent Private Network Radios Tethered Drones for Surveillance and Network Comms. Advanced Laser Optical Surveillance systems Cutting Edge digital processing solutions Advanced Antenna and Microwave Systems Mobile Edge Computing Solutions 1.10.2019 4.1.2019 1.31.2019 1.31.2019 3.4.2019 4.1.2019 3.6.2020 2.25.2021 6.3.2021 11.27.2019 7.6.2020 1.29.2021 4.1.2021 7.16.2021 OUR OPERATING COMPANIES * Anticipated Close 10.4.2021 2019 2020 2021 We have built our business through the focused acquisition of 15 companies which we have integrated into a consolidated 5G communications provider 12 * COMSovereign Holding Corp. Proprietary Information

CONNECTING TOMORROW R&D RAPID AUTONOMOUS INSTANT - DEPLOYABLE 4/5G 13 • Portable, Ultra - Compact & Fully Ruggedized LTE Network On - the - Go Anywhere, Anytime • Initialized and Operational at the Push of a Single Button • Telecom Standards Compliant Network in an 8.5 pound Unit COMSovereign Holding Corp. Proprietary Information

CONNECTING TOMORROW R&D THE COMPANY OUR COMPANY FEATHERLITE STANDALONE DEPLOYABLE LTE 4/5G 14 • Complete LTE Network Payload for UAV’s in a 6.5 pound Unit • Initialized and Operational at the Push of a Single Switch • Telecom Standards Compliant Network COMSovereign Holding Corp. Proprietary Information

CONNECTING TOMORROW R&D THE COMPANY OUR COMPANY SKY SAPIENCE HOVERMAST TETHERED AERIAL PLATFORM 15 • The Most Advanced Tethered Rotor UAV to Date Deployable in Minutes Up to 300 feet w/Payloads • Vehicle Mounted and On - the - Go Operation Used by Governments Around the World • Fiber Optic & Powered Tether Allow for Signal Security and Long Loiter Times (>30 hours) COMSovereign Holding Corp. Proprietary Information

CONNECTING TOMORROW R&D THE COMPANY OUR COMPANY COMSovereign R&D DRONE AVIATION WASP TETHERED AERIAL PLATFORM 16 • Highly Versatile Small Form Aerostat Capable of Deploying a Wide Variety of Payloads • Used Extensively in the US & Overseas for Long Loiter Surveillance and Communications (Days at a Time) • Rugged Construction – Proven Performance COMSovereign Holding Corp. Proprietary Information

CONNECTING TOMORROW R&D THE COMPANY OUR COMPANY DRAGONWAVE HARMONY “MC” MULTI - CHANNEL TELECOM 17 • Telecom Backhaul Radio of Choice with Higher Power, Longer Ranges & More Data • Pioneer of Many of the World’s First Carrier - Grade Telecom Radio Features • Links Used Stand - Alone or as Part of the new “Extend” Infrastructure with Siklu COMSovereign Holding Corp. Proprietary Information

CONNECTING TOMORROW R&D THE COMPANY OUR COMPANY COMSovereign R&D LTE - CPE PRIVATE SECURE NETWORK COMMUNICATION 18 • Highly Efficient, Fixed Broadband LTE Small - Cell Telecom Radios • Multiple Bands Available for a Myriad of Network Deployments • 4G / 5G and More Advanced Designs Coming to Market with Disruptive Sole - Source Technologies COMSovereign Holding Corp. Proprietary Information

CONNECTING TOMORROW R&D THE COMPANY OUR COMPANY COMSovereign R&D NEXT GENERATION IPTV 19 • Next Generation IPTV for Home & Office Use • Google Certification & Widevine Level 1 Encryption • Self - Branded and OEM Options for Outside Customer Productization COMSovereign Holding Corp. Proprietary Information

COMSovereign
CONNECTING TOMORROW

MANAGEMENT

- **DANIEL HODGES – CHAIRMAN, CEO & CO-FOUNDER**
  26+ years as military officer, F-16 instructor pilot, entrepreneur, author, investor, founder of multiple aerospace, intelligence, coms and scientific R&D companies
- **JOHN HOWELL – PRESIDENT, DIRECTOR & CO-FOUNDER**
  Extensive senior management experience in gov't & industry, Fulbright scholar, Army Ranger Officer and CIA capacities, director MDA, co-founder of Willowdale Financial
- **DUSTIN MCINTIRE, PhD – CHIEF TECHNOLOGY OFFICER**
  Electrical design engineer with 20+ years of experience designing hardware and software for embedded and consumer electronics, wireless communications systems & IoT
- **HAROLD "BUD" PATTERSON – CHIEF OPERATING OFFICER**
  Proven program manager with 30+ years of operational and engineering experience in the development of wireless communications systems and semiconductors
- **FRAN JANDJEL – CHIEF FINANCIAL OFFICER**
  25+ years in CFO, Controller & Senior Executive roles in private and public companies across multiple sectors and billions in annual revenue as a CPA, MBA, CGMA & ACMA
- **DAVID AGUILAR – DIRECTOR**
  Former Commissioner of U.S. Customs and Border Protection, Principal GSIS
- **JAMES MARKS – INDEPENDENT DIRECTOR**
  U.S. Army General (ret.), US Military Hall of Fame Intelligence member and an analyst to the U.S. Congress, NATO, universities and CNN
- **RICHARD BERMAN – INDEPENDENT DIRECTOR**
  35 years of venture capital, senior management, M&A experience, attorney, former Director of the Year - NY
- **KAY KAPOOR – INDEPENDENT DIRECTOR**
  30 years leading complex organizations, COO of Lockheed Martin's IS7GS Division, Chair & CEO of Accenture Federal Services, President - AT&T FirstNet
- **BRENT DAVIES, CPA – INDEPENDENT DIRECTOR**
  35+ years of diversified public accounting expertise, professional witness with IRS, SEC and Treasury Department

See http://www.comsovereign.com/entireteam for **detailed curricula vitae**

COMSovereign Holding Corp. Proprietary Information
20

COMSovereign Holding Corp. Proprietary Information 21 CONNECTING TOMORROW QUARTER 2 HIGHLIGHTS • Revenues in the second quarter increased 73% sequentially over revenue for the first quarter; • Revenue growth was impacted by a global shortage of key components. Currently fulfilling an $8.7 million open order for a Tier 1 customer anticipated to be completed in Q4; • Gross Margin increased to 50% from 48% for the quarter ended June 30, 2021; and • Total operating expenses increased to $12.1 million from $7.6 million, due to the expanded size of the business.

COMSovereign Holding Corp. Proprietary Information 22 CONNECTING TOMORROW INCOME STATEMENT DATA* Millions - $ Three months ended June 30, 2021 Six months ended June 30, 2021 Revenue 3.6 5.7 Cost of Goods Sold 1.8 2.9 Gross Margin 1.8 2.8 Research & Development 1.2 1.8 Sales and Marketing 0.1 0.2 General and Administrative 7.0 13.9 Impairment 0.3 0.3 EBITDA (6.8) (13.4) Depreciation & Amortization 3.6 7.3 EBIT (10.4) (20.7) Interest (0.5) (1.0) Extinguishment of Debt 0.3 (5.0) Other Income/(Expenses) – (0.1) Net Losses before Income Taxes (10.6) (26.8) Deferred Tax Benefit Net Loss (10.6) (26.8) * *Due to rounding, certain numbers presented differ from the numbers presented in our Annual Report on Form 10 - K and Quarterly Re port on Forms 10 - Q for the period presented as filed with the SEC. These extracts should be read in conjunction with our Annual Report and Quarterly Rep ort as filed with the SEC.

COMSovereign Holding Corp. Proprietary Information 23 CONNECTING TOMORROW INCOME STATEMENT DATA* Millions - $ June 30, 2021 June 30, 2020 December 31, 2020 Revenue 5.7 5.5 9.4 Cost of Goods Sold 2.9 2.6 4.6 Gross Margin 2.8 2.9 4.8 Research & Development 1.8 0.7 2.0 Sales and Marketing 0.2 – – General and Administrative 13.9 8.7 17.5 Impairment 0.3 – – EBITDA (13.4) (6.5) (14.7) Depreciation & Amortization 7.3 5.7 12.5 EBIT (20.7) (12.3) (27.2) Interest (1.0) (2.4) (11.3) Extinguishment of Debt (5.0) – – Other Income/(Expenses) (0.1) – (1.5) Net Losses before Income Taxes (26.8) (14.6) (40.0) Deferred Tax Benefit – – 2.9 Net Loss (26.8) (14.6) (37.1) * *Due to rounding, certain numbers presented differ from the numbers presented in our Annual Report on Form 10 - K and Quarterly Re port on Forms 10 - Q for the period presented as filed with the SEC. These extracts should be read in conjunction with our Annual Report and Quarterly Rep ort as filed with the SEC.

COMSovereign Holding Corp. Proprietary Information 24 CONNECTING TOMORROW BALANCE SHEET DATA* Millions - $ June 30, 2021 Cash 4.9 Receivables 1.7 Other Current Assets 7.8 Inventory 7.1 Total Current Assets 21.6 PPE 13.3 Goodwill & Intangibles 153.6 Total Assets 188.4 Current Liabilities 9.5 Current portion Long Term Debt 11.2 Total Current Liabilities 20.7 Non - Current Liabilities 3.1 Long Term Debt 14.9 Total Non Current Liabilities 18.0 Total Liabilities 38.9 Total Stockholders’ Equity 149.7 Total Liabilities and Stockholders’s Equity 188.4 * *Due to rounding, certain numbers presented differ from the numbers presented in our Annual Report on Form 10 - K and Quarterly Re port on Forms 10 - Q for the period presented as filed with the SEC. These extracts should be read in conjunction with our Annual Report and Quarterly Rep ort as filed with the SEC.

CONNECTING TOMORROW SETTING THE STAGE FOR DIVIDEND COVERAGE 25 • Sequential Q2 vs. Q1 revenue growth despite global component shortage; • Substantial backlog; • 2021 acquisitions anticipated to be significant contribution to future performance; and • Potential cost savings through consolidation of overheads of acquired businesses. COMSovereign Holding Corp. Proprietary Information